Exhibit 99.1

FOR IMMEDIATE RELEASE

POOL CORPORATION REPORTS RECORD 2012 RESULTS
AND PROVIDES 2013 EARNINGS GUIDANCE

Highlights include:

•	Sales growth of 9% to a record $1.95 billion

•	2012 diluted EPS of $1.71; adjusted diluted EPS up 23% to a record $1.85

•	2013 diluted EPS guidance of $2.13 to $2.23
______________________

COVINGTON, LA. (February 14, 2013) – Pool Corporation (NASDAQ/GSM:POOL) today announced fourth quarter and full year 2012 results.

“Solid performance in 2012 produced record results, surpassing our objectives. We turned challenges into opportunities, and opportunities into success. Our market share gains reflect our continued efforts to provide added value to our customers by helping them succeed utilizing our tools, programs and resources for their businesses and markets. At 23% adjusted EPS growth for 2012, this is our third consecutive year of greater than 20% EPS growth,” commented Manuel Perez de la Mesa, President and CEO.

Net sales for the year ended December 31, 2012 increased 9% to a record high of $1.95 billion, compared to $1.79 billion in 2011. Base business sales increased 7%, including 7% growth on the swimming pool side of the business and 10% growth on the irrigation side. Base business sales growth was driven by market share gains, continued improvement in consumer discretionary expenditures and some price inflation, partially offset by unfavorable currency fluctuations of approximately 1%.

Gross profit for the year ended December 31, 2012 increased 7% to $567.4 million from $531.6 million in 2011. Gross profit as a percentage of net sales (gross margin) decreased 60 basis points to 29.0% for 2012. This decrease reflects product and customer mix changes and continued competitive pricing pressures. Gross margin in 2012 was also comparatively lower than 2011 gross margin due to the benefits realized in 2011 from opportunistic inventory purchases.

Selling and administrative expenses (operating expenses) for 2012 increased 3% to $415.6 million from $405.0 million in 2011. Base business operating expenses were essentially flat year over year, as decreases in employee incentive costs, lower bad debt expense and the impact of currency fluctuations were offset by higher professional fees and increases in wages and employee insurance.

During the third quarter of 2012, the company recorded a non-cash goodwill impairment charge of $6.9 million, equal to the total goodwill carrying amount of its United Kingdom reporting unit, which had an impact of $0.14 per diluted share. During the fourth quarter of 2011, the company recorded a non-cash goodwill impairment charge of $1.6 million resulting from its annual goodwill impairment analysis, which had an impact of $0.03 per diluted share. Adjusted operating income, adjusted net income and adjusted diluted EPS for all periods exclude goodwill impairment and are provided in this release because the company believes these amounts are useful to investors in assessing year-over-year operating performance.

Operating income for the year improved 16% to $144.9 million from $125.1 million in 2011. Adjusted operating income for 2012 increased 20% to $151.8 million compared to adjusted operating income for 2011 of $126.7 million. Adjusted operating income as a percentage of net sales (operating margin) increased to 7.8% in 2012 compared to 7.1% in 2011.

Net interest expense decreased $1.5 million primarily due to the impacts of changes in estimated interest expense related to uncertain tax positions and foreign currency transaction gains and losses.

Net income increased 14% to $82.0 million in 2012 compared to $72.0 million in 2011. Earnings per share was up 16% to $1.71 per diluted share compared to $1.47 per diluted share in 2011. Adjusted net income for 2012 increased 21% to $88.9 million, while adjusted diluted EPS increased 23% to a record $1.85. Adjusted EBITDA (as defined in the addendum to this release) increased 19% to $172.9 million in 2012 compared to $145.2 million in 2011, or 8.8% of net sales in 2012 compared to 8.1% of net sales in 2011.

On the balance sheet, total net receivables increased 4% compared to December 31, 2011 due primarily to an increase in current trade receivables as a result of December base business sales growth and higher vendor receivables. Inventory levels grew 3% to $400.3 million at December 31, 2012 compared to $386.9 million at December 31, 2011, including approximately $4.0 million in inventory from recent acquisitions. Total debt outstanding at December 31, 2012 was $230.9 million, down $16.4 million from the balance at December 31, 2011.

Cash provided by operations was $119.1 million in 2012, or $30.2 million more than adjusted net income. Compared to 2011, cash provided by operations was up $44.0 million due primarily to the increase in net income and improved working capital management.

Net sales for the seasonally slow fourth quarter increased 13% to $306.8 million compared to the fourth quarter of 2011. Base business sales improved 12% in the quarter compared to the same period in 2011. Gross margin declined 90 basis points to 29.0% in the fourth quarter of 2012.

Operating loss for the fourth quarter of 2012 was $10.3 million compared to a loss of $14.3 million in the same period last year. Net interest expense decreased $1.7 million due to the impact of the change in foreign currency transaction gains and losses, with recognized gains of $0.4 million during the fourth quarter of 2012 versus losses of $0.5 million during the same period in 2011, and lower interest expense on borrowings. Loss per diluted share for the fourth quarter of 2012 was $0.17 on a net loss of $8.0 million, compared to a loss of $0.21 per diluted share on a net loss of $10.1 million in the comparable 2011 period.

“Our 2012 results speak volumes about the talent and commitment that exist throughout our company. We are excited about closing the year strong and creating significant momentum heading into 2013, which marks our 20th year as the value added distribution company we are today. For fiscal 2013, we expect earnings per diluted share will be approximately $2.13 to $2.23. This range reflects our expectations for sales growth in the mid-single digits and 15% to 20% growth from adjusted 2012 diluted EPS,” said Perez de la Mesa.

POOLCORP is the largest wholesale distributor of swimming pool and related backyard products. Currently, POOLCORP operates 312 sales centers in North America and Europe, through which it distributes more than 160,000 national brand and private label products to roughly 80,000 wholesale customers. For more information, please visit www.poolcorp.com.

This news release includes “forward-looking” statements that involve risk and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “project” and similar expressions and include projections of earnings. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions, changes in the economy and the housing market, our ability to maintain favorable relationships with suppliers and manufacturers, competition from other leisure product alternatives and mass merchants and other risks detailed in POOLCORP’s 2011 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

CONTACT:
Craig K. Hubbard
985.801.5117
craig.hubbard@poolcorp.com

POOL CORPORATION
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011 (1)

Net sales	$306,818	$270,422	$1,953,974	$1,793,318
Cost of sales	217,880	189,587	1,386,567	1,261,728
Gross profit	88,938	80,835	567,407	531,590
Percent	29.0%	29.9%	29.0%	29.6%

Selling and administrative expenses	99,235	93,628	415,592	404,973
Goodwill impairment	—	1,550	6,946	1,550
Operating income (loss)	(10,297)	(14,343)	144,869	125,067
Percent	(3.4)%	(5.3)%	7.4%	7.0%

Interest expense, net (2)	1,105	2,854	6,469	7,964
Income (loss) before income taxes and equity earnings	(11,402)	(17,197)	138,400	117,103
Provision for income taxes	(3,276)	(7,058)	56,744	45,319
Equity earnings in unconsolidated investments	129	24	316	209
Net income (loss)	$(7,997)	$(10,115)	$81,972	$71,993

Earnings (loss) per share:
Basic	$(0.17)	$(0.21)	$1.75	$1.49
Diluted	$(0.17)	$(0.21)	$1.71	$1.47
Weighted average shares outstanding:
Basic	46,522	47,568	46,937	48,158
Diluted	46,522	47,568	48,058	48,987

Cash dividends declared per common share	$0.16	$0.14	$0.62	$0.55
_________________

(1)	Derived from audited financial statements.

(2)
Interest expense, net includes realized foreign currency transaction gains of $0.4 million for the quarter and $0.1 million for the year ended December 31, 2012, and foreign currency transaction losses of $0.5 million for the quarter and $0.6 million for the year ended December 31, 2011.

POOL CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)

	December 31,	December 31,	Change
	2012	2011 (1)	$	%

Assets
Current assets:
Cash and cash equivalents	$12,463	$17,487	$(5,024)	(29)%
Receivables, net (2)	113,859	109,273	4,586	4
Product inventories, net (3)	400,308	386,924	13,384	3
Prepaid expenses and other current assets	11,280	11,298	(18)	—
Deferred income taxes	5,186	7,084	(1,898)	(27)
Total current assets	543,096	532,066	11,030	2

Property and equipment, net	46,566	41,394	5,172	12
Goodwill	169,983	177,103	(7,120)	(4)
Other intangible assets, net	11,053	11,738	(685)	(6)
Equity interest investments	1,160	980	180	18
Other assets, net	8,718	7,621	1,097	14
Total assets	$780,576	$770,902	$9,674	1%

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$199,787	$177,437	$22,350	13%
Accrued expenses and other current liabilities	48,186	49,140	(954)	(2)
Current portion of long-term debt and other long-term liabilities	23	22	1	5
Total current liabilities	247,996	226,599	21,397	9

Deferred income taxes	13,453	9,531	3,922	41
Long-term debt	230,882	247,300	(16,418)	(7)
Other long-term liabilities	6,622	7,726	(1,104)	(14)
Total liabilities	498,953	491,156	7,797	2
Total stockholders’ equity	281,623	279,746	1,877	1
Total liabilities and stockholders’ equity	$780,576	$770,902	$9,674	1%
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(1)	Derived from audited financial statements.

(2)	The allowance for doubtful accounts was $5.5 million at December 31, 2012 and $5.9 million at December 31, 2011.

(3)	The inventory reserve was $7.5 million at December 31, 2012 and $7.1 million at December 31, 2011.

POOL CORPORATION
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Year Ended
	December 31,
	2012	2011 (1)	Change
Operating activities
Net income	$81,972	$71,993	$9,979
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	11,592	9,746	1,846
Amortization	1,284	1,559	(275)
Share-based compensation	8,465	8,233	232
Excess tax benefits from share-based compensation	(4,487)	(3,118)	(1,369)
Equity earnings in unconsolidated investments	(316)	(209)	(107)
(Gains) losses on foreign currency transactions	(111)	592	(703)
Goodwill impairment	6,946	1,550	5,396
Other	3,375	1,850	1,525
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	(3,396)	(5,887)	2,491
Product inventories	(9,232)	(35,339)	26,107
Prepaid expenses and other assets	(1,159)	(2,951)	1,792
Accounts payable	20,253	6,402	13,851
Accrued expenses and other current liabilities	3,892	20,682	(16,790)
Net cash provided by operating activities	119,078	75,103	43,975

Investing activities
Acquisition of businesses, net of cash acquired	(4,699)	(5,934)	1,235
Purchase of property and equipment, net of sale proceeds	(16,271)	(19,454)	3,183
Other investments	(238)	(190)	(48)
Net cash used in investing activities	(21,208)	(25,578)	4,370

Financing activities
Proceeds from revolving line of credit	607,923	749,349	(141,426)
Payments on revolving line of credit	(524,341)	(700,749)	176,408
Payments on long-term debt and other long-term liabilities	(100,022)	(149)	(99,873)
Payments of deferred acquisition consideration	—	(500)	500
Payments of deferred financing costs	—	(1,674)	1,674
Excess tax benefits from share-based compensation	4,487	3,118	1,369
Proceeds from stock issued under share-based compensation plans	20,205	13,085	7,120
Payments of cash dividends	(29,135)	(26,470)	(2,665)
Purchases of treasury stock	(81,761)	(76,564)	(5,197)
Net cash used in financing activities	(102,644)	(40,554)	(62,090)
Effect of exchange rate changes on cash and cash equivalents	(250)	(1,205)	955
Change in cash and cash equivalents	(5,024)	7,766	(12,790)
Cash and cash equivalents at beginning of period	17,487	9,721	7,766
Cash and cash equivalents at end of period	$12,463	$17,487	$(5,024)
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(1)	Derived from audited financial statements.

ADDENDUM

Base Business

The following table breaks out our consolidated results into the base business component and the excluded components (sales centers excluded from base business):

(Unaudited)	Base Business		Excluded		Total
(in thousands)	Three Months Ended		Three Months Ended		Three Months Ended
	December 31,		December 31,		December 31,
	2012	2011	2012	2011	2012	2011
Net sales	$301,370	$270,108	$5,448	$314	$306,818	$270,422

Gross profit	87,943	80,712	995	123	88,938	80,835
Gross margin	29.2%	29.9%	18.3%	39.2%	29.0%	29.9%

Operating expenses	96,700	93,307	2,535	321	99,235	93,628
Expenses as a % of net sales	32.1%	34.5%	46.5%	102.2%	32.3%	34.6%

Goodwill impairment	—	1,550	—	—	—	1,550

Operating loss	(8,757)	(14,145)	(1,540)	(198)	(10,297)	(14,343)
Operating margin	(2.9)%	(5.2)%	(28.3)%	(63.1)%	(3.4)%	(5.3)%

(Unaudited)	Base Business		Excluded		Total
(in thousands)	Year Ended		Year Ended		Year Ended
	December 31,		December 31,		December 31,
	2012	2011	2012	2011	2012	2011
Net sales	$1,910,333	$1,787,800	$43,641	$5,518	$1,953,974	$1,793,318

Gross profit	555,493	530,002	11,914	1,588	567,407	531,590
Gross margin	29.1%	29.6%	27.3%	28.8%	29.0%	29.6%

Operating expenses	401,897	402,709	13,695	2,264	415,592	404,973
Expenses as a % of net sales	21.0%	22.5%	31.4%	41.0%	21.3%	22.6%

Goodwill impairment	6,946	1,550	—	—	6,946	1,550

Operating income (loss)	146,650	125,743	(1,781)	(676)	144,869	125,067
Operating margin	7.7%	7.0%	(4.1)%	(12.3)%	7.4%	7.0%

We have excluded the following acquisitions from base business for the periods identified:

Acquired (1)	Acquisition Date	Net Sales Centers Acquired	Periods Excluded
CCR Distribution	March 2012	1	March–December 2012
Ideal Distributors Ltd.	February 2012	4	February–December 2012
G.L. Cornell Company	December 2011	1	January–December 2012 and December 2011
Poolway Schwimmbadtechnik GmbH	November 2011	1	January–December 2012 and November–December 2011
The Kilpatrick Company, Inc.	May 2011	4	January–July 2012 and May–July 2011
Turf Equipment Supply Co.	December 2010	3	January–February 2012 and January–February 2011
Pool Boat and Leisure, S.A.	December 2010	1	January–February 2012 and January–February 2011

(1) We acquired certain distribution assets of each of these companies.

We exclude sales centers that are acquired, closed or opened in new markets from base business results for a period of 15 months. We also exclude consolidated sales centers when we do not expect to maintain the majority of the existing business and existing sales centers that are consolidated with acquired sales centers. There were four sales centers opened in new markets that were excluded from base business as of December 31, 2012.

We generally allocate corporate overhead expenses to excluded sales centers on the basis of their net sales as a percentage of total net sales. After 15 months of operations, we include acquired, consolidated and new market sales centers in the base business calculation including the comparative prior year period.

The table below summarizes the changes in our sales centers during 2012:

December 31, 2011	298
Acquired	5
New locations	9
December 31, 2012	312

Adjusted EBITDA

We define Adjusted EBITDA as net income or net loss plus interest expense, income taxes, depreciation, amortization, share‑based compensation, goodwill and other non-cash impairments and equity earnings or losses in unconsolidated investments.  Adjusted EBITDA is not a measure of cash flow or liquidity as determined by generally accepted accounting principles (GAAP). We have included Adjusted EBITDA as a supplemental disclosure because we believe that it is widely used by our investors, industry analysts and others as a useful supplemental liquidity measure in conjunction with cash flows provided by or used in operating activities to help investors understand our ability to provide cash flows to fund growth, service debt and pay dividends as well as compare our cash flow generating capacity from year to year.

We believe Adjusted EBITDA should be considered in addition to, not as a substitute for, operating income or loss, net income or loss, cash flows provided by or used in operating, investing and financing activities or other income statement or cash flow statement line items reported in accordance with GAAP. Other companies may calculate Adjusted EBITDA differently than we do, which may limit its usefulness as a comparative measure.

The table below presents a reconciliation of net income to Adjusted EBITDA.

(Unaudited)	Year Ended December 31,
(in thousands)	2012	2011

Net income	$81,972	$71,993
Add:
Interest expense (1)	6,580	7,372
Provision for income taxes	56,744	45,319
Share-based compensation	8,465	8,233
Goodwill impairment	6,946	1,550
Equity earnings in unconsolidated investments	(316)	(209)
Depreciation	11,592	9,746
Amortization (2)	896	1,234
Adjusted EBITDA	$172,879	$145,238

(1) Shown net of interest income and includes amortization of deferred financing costs as discussed below.
(2) Excludes amortization of deferred financing costs of $388 for 2012 and $325 for 2011. This non-cash expense is included in Interest expense, net on the Consolidated Statements of Income.

The table below presents a reconciliation of Adjusted EBITDA to net cash provided by operating activities. Please see page 5 for our Condensed Consolidated Statements of Cash Flows.

(Unaudited)	Year Ended December 31,
(in thousands)	2012	2011

Adjusted EBITDA	$172,879	$145,238
Add:
Interest expense, net of interest income	(6,192)	(7,047)
Provision for income taxes	(56,744)	(45,319)
(Gains) losses on foreign currency transactions	(111)	592
Excess tax benefits from share-based compensation	(4,487)	(3,118)
Other	3,375	1,850
Change in operating assets and liabilities	10,358	(17,093)
Net cash provided by operating activities	$119,078	$75,103